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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934

               Date of Report (Date of earliest event reported):
                                 July 5, 1998

                       DAVEL COMMUNICATIONS GROUP, INC..
            (Exact name of registrant as specified in its charter)

    Illinois                           0-22610            37-1064777
(State or other jurisdiction   (Commission file number)   (I.R.S. Employer
of incorporation)                                         Identification Number)



                 1429 Massaro Boulevard, Tampa, Florida 33619
              (Address of Principal Executive Offices)(Zip Code)

                                (813) 623-3545
             (Registrant's telephone number, including area code)

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Item 5.  Other Events


     Execution of Agreement and Plan of Merger and Reorganization
     ------------------------------------------------------------

     On July 5, 1998, Davel Communications Group, Inc., an Illinois corporation (the "Company"), Davel Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("New Davel"), and Peoples Telephone Company, Inc., a New York corporation ("Peoples"), entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"). Pursuant to the Merger Agreement, Peoples will become a subsidiary of the Company, or, in the event that the Company's previously announced merger with PhoneTel Technologies, Inc. (the "PhoneTel Transaction") is completed, of New Davel. Holders of issued and outstanding shares of the common stock, $.01 par value per share, of Peoples (the "Peoples Common Stock") will receive in exchange therefor .235 share of the common stock of the Company or, if the PhoneTel Transaction is completed, of New Davel. The exchange ratio is fixed and is not subject to adjustment. Based on the Company's closing stock price of $24.9375 on July 2, 1998, the last trading day prior to the execution of the Merger Agreement, the Peoples Common Stock would be valued at $5.86 per share. The transaction is conditioned on its being accounted for as a pooling of interests and is expected to be tax free to shareholders of Peoples and the Company. A representative of UBS Capital II LLC ("UBS"), a significant shareholder of Peoples, will serve on the Company's Board of Directors for a one-year period.

     In connection with the execution of the Merger Agreement, the Company and Peoples also entered into a Termination Option Agreement, dated as of July 5, 1998, pursuant to which Peoples granted the Company an option to purchase up to 3,226,274 shares of newly issued Peoples Common Stock, at a price of $5.86 per share, subject to certain adjustments (the "Option"). The Option becomes exercisable in the event that the Merger Agreement is terminated under certain conditions.

     The transaction, which is expected to close in the fall of 1998, is subject to the approval of the shareholders of both companies and receipt of regulatory approvals. UBS entered into a voting agreement with the Company pursuant to which UBS has agreed to vote all of the shares of Peoples Common Stock owned by it in favor of the transaction. In addition, David R. Hill, Chairman of the Company, and Samstock, L.L.C., a significant shareholder of the Company, have entered into voting agreements with Peoples to vote all of the shares of Company common stock owned by them in favor of the transaction. The transaction is subject to certain other conditions, including the conversion by UBS of the Peoples Series C Cumulative Preferred Stock held by it into Peoples Common Stock and completion of a cash tender offer for Peoples' 12 1/4% Senior Notes due 2002, pursuant to which a minimum of 80% of the $100 million principal amount outstanding shall have been tendered. Satisfaction of these conditions is dependent upon receipt by the Company of financing, which is expected to be obtained through a combination of high yield debt and a senior credit facility.

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Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits

     2.1 Agreement and Plan of Merger and Reorganization, dated as of July 5, 1998, by and among Davel Communications Group, Inc., Davel Holdings, Inc. and Peoples Telephone Company, Inc.

     10.1 Corporate Governance, Liquidity and Voting Agreement, dated as of July 5, 1998, by and among UBS Capital II LLC, Davel Communications Group, Inc., Davel Holdings, Inc. and Peoples Telephone Company, Inc.

     10.2 Termination Option Agreement, dated as of July 5, 1998, by and among Davel Communications Group, Inc. and Peoples Telephone Company, Inc.

     99.1 Joint Press Release of Davel Communications Group, Inc. and Peoples Telephone Company, Inc., dated July 6, 1998.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    DAVEL COMMUNICATIONS GROUP, INC.

Date: July 22, 1998                 By:  /s/ Michael E. Hayes
                                         ------------------------------
                                         Michael E. Hayes
                                         Senior Vice President and
                                         Chief Financial Officer

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                                 Exhibit Index
                                 -------------


Exhibit Number      Description of Exhibit
--------------      ----------------------

2.1 Agreement and Plan of Merger and Reorganization, dated as of July 5, 1998, by and among Davel Communications Group, Inc., Davel Holdings, Inc. and Peoples Telephone Company, Inc.

10.1 Corporate Governance, Liquidity and Voting Agreement, dated as of July 5, 1998, by and among UBS Capital II LLC, Davel Communications Group, Inc., Davel Holdings, Inc. and Peoples Telephone Company, Inc.

10.2 Termination Option Agreement, dated as of July 5, 1998, by and among Davel Communications Group, Inc. and Peoples Telephone Company, Inc.

99.1 Joint Press Release of Davel Communications Group, Inc. and Peoples Telephone Company, Inc., dated July 6, 1998.